Exhibit 10.2

                              BAS Consulting, Inc.



                                                                   May 16, 2003


Mrs. Jean S. Tegler
President and CEO
Poured Pleasures Wine Merchants, LLC 307 SW 10th Street
Delray Beach, FL 33444-2211

Dear Mrs. Tegler:

This letter will confirm our agreement("Agreement") that BAS Consulting Inc. ("BASC") has been engaged to act as the exclusive representative to Poured Pleasures Wine Merchants, LLC ("Poured Pleasures" or the "Company") with respect to the acquisition, by Poured Pleasures, of a publicly tradable corporate entity.

Scope of  Engagement

BASC  shall:

1 Identify and present to Poured Pleasures two or three prospective corporate entities, together with the history and representations about the nature of each entity provided by the entity's current owner.

2 Recommend which entity seems most advantageous for Poured Pleasures' purpose.

3 Perform due diligence on the entity selected by Poured Pleasures. BASC shall not be responsible for any negotiations.

Compensation

Poured Pleasures agrees to pay BASC for its services a fee of $57,500 to be paid when the Company acquires one of the corporate entities identified by us.

Terms and Conditions

Since BASC will be acting on Poured Pleasures' behalf on a best effort basis, Poured Pleasures will indemnify and hold harmless BASC, each of its officers and employees and its affiliates, against all liabilities and reasonable expenses incurred in connection with financial statements, brochures, statements, and any material furnished by you or created on your behalf, except those liabilities caused by BASC's own gross negligence or willful misconduct.

All information exchanged between the parties hereto that is not available in the public domain shall be used only for the purpose of completing the transaction which is subject of this Agreement and shall be held in confidence by both parties.

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This ageement shall continue until terminated, with or without cause, by either party with 10 days' written notice. In the event this relationship is terminated and within eighteen months of such termination a transaction is closed with any party introduced by BASC, or with any party with whom BASC has taken over discussions, or through referral by any party introduced by or in discussions with BASC, then the compensation described above shall prevail.

This Agreement shall be governed and construed in accordance with the laws of the State Florida.

Please confirm that the foregoing is in accordance with your understanding by signing on behalf of Poured Pleasures and returning an executed copy of this Agreement, whereupon it shall become a binding agreement between Poured Pleasures and BASC.

Very truly yours,

Accepted and Agreed

Poured Pleasures Wine Merchants, LLC

By: /s/ Jean S. Tegler                                     Date: 5-16-03
   --------------------------------------                        -------
   Mrs. Jean S. Tegler, President and CEO

BAS Consulting, Inc.

By: /s/ B. Alva Schoomer
   -------------------------------------
        B. Alva Schoomer, President